                           A Missouri Stock Company
================================================================================

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                           Adjustable Death Benefit
     Death Benefit payable at Insured's death prior to the Maturity Date. Premium payments are flexible, subject to the limits described herein.
         Policy Value, less indebtedness, payable on the Maturity Date.
          This Policy is Nonparticipating. Dividends are not payable.

================================================================================

WE WILL PAY the proceeds of this policy to:

1.  you if the Insured is living on the Maturity Date; or

2. the Beneficiary when we receive due proof satisfactory to us that the Insured died while this Policy was in force; and

WE WILL PROVIDE the other rights and benefits of this Policy.

Payment of any benefits and all other rights are subject to the terms of this Policy. This Policy is issued in consideration of the application and payment of the Initial Premium.

"FREE LOOK" PERIOD - You may cancel this Policy by returning it by the later of:
(a) the 20th day after you receive it; or (b) the 45th day after the application is signed. You may return it to us or to the agent who sold it to you. When we receive the Policy, we will cancel it and refund any premiums that were paid.

DEATH BENEFIT - The amount and the duration of the Death Benefit may vary as described in Sections 6 and 7 of the Policy. ADDITIONAL PREMIUM PAYMENTS MAY BE REQUIRED TO KEEP THIS POLICY IN FORCE.

POLICY VALUE - The Policy Value of this Policy prior to the Maturity Date is equal to the Variable Account Value plus the Fixed Account Value. The Variable Account Value of this Policy may increase or decrease daily depending on the investment experience of the Investment Divisions selected as described in Sections 12 and 13 of the Policy. The Variable Account Value is not guaranteed as to fixed dollar amounts.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.


         [SIGNATURE APPEARS HERE]               [SIGNATURE APPEARS HERE]
                Secretary                              President
================================================================================

                        THIS POLICY IS A LEGAL CONTRACT
            BETWEEN YOU AND UNITED INVESTORS LIFE INSURANCE COMPANY
                           READ YOUR POLICY CAREFULLY

INSURED:          JOHN DOE                   POLICY NUMBER:        U000001

POLICY DATE:      JAN 01, 1997               ISSUE AGE AND SEX:    35 MALE

MATURITY DATE:    JAN 01, 2062               INITIAL FACE AMOUNT:  $100,000

================================================================================

                           GUIDE TO POLICY PROVISIONS

--------------------------------------------------------------------------------

  PROVISIONS                                                    SECTION

  Additional Premiums...........................................  7

  Age and Sex...................................................  2

  Amount of Insurance...........................................  2

  Amount of Proceeds............................................  5

  Assignment....................................................  3

  Automatic Paid-Up Benefit..................................... 19

  Beneficiary...................................................  3

  Cash Surrender Value.......................................... 15

  Change of Beneficiary.........................................  3

  Death Benefit.................................................  6

  Definitions...................................................  1

  Delay or Suspension of Payments............................... 18

  Errors in Age or Sex..........................................  4

  Fixed Account................................................. 10

  Fixed Account Value........................................... 11

  Incontestability..............................................  4

  Initial Premium...............................................  2

  Investment Divisions.......................................... 13

  Loans......................................................... 17

  Partial Surrenders............................................ 16

  Payment of Proceeds........................................... 21

  Policy Date...................................................  2

  Policy Exchange Option........................................ 20

  Policy Value..................................................  9

  Premium Provisions............................................  7

  Suicide.......................................................  4

  Transfers..................................................... 14

  Variable Account Value........................................ 12

--------------------------------------------------------------------------------

                                1.  DEFINITIONS
--------------------------------------------------------------------------------

Accumulation Unit - An accounting unit used to calculate the Policy Value.

Attained Age - The age of the Insured on his or her last birthday at the beginning of the Policy Year.

Cash Surrender Value - The Policy Value less any Surrender Charges.

Death Benefit - The amount to be paid to the Beneficiary upon death of the Insured.

Fixed Account - Part of the General Account of United Investors Life Insurance Company to which you may allocate all or a portion of your Premiums or Policy Values.

General Account - The General Account consists of all assets of United Investors Life Insurance Company other than those in any separate account.

In Force - The Insured's life remains insured under the terms of this Policy.

Insured - The person whose life is insured by this Policy.

Investment Divisions - The Investment Divisions named under Policy Data. Each is part of a variable account of ours.

Issue Age - The age of the Insured on his or her last birthday prior to the Policy Date. The Issue Age is shown under Policy Data.

Loan Balance - All existing loans on this Policy plus Policy loan interest which has been either accrued or been added to the Policy loan.

Maturity Date - The date on which proceeds, as defined herein, are payable if the Insured is living. The Maturity Date is shown under Policy Data.

Monthly Anniversary - The same day in each month as the Policy Date. If the Monthly Anniversary falls on a date other than a Valuation Date, the next following Valuation Date will be deemed the Monthly Anniversary.

Net Premium - The Premium received less the Premium Expense Charge shown in the Policy Data.

Net Amount at Risk - The excess of the Death Benefit over the Policy Value on the Monthly Anniversary before the cost of insurance is deducted.

Net Cash Surrender Value - The Cash Surrender Value minus any Policy loans and any Policy loan interest.

Policy Anniversary - The same day and month as the Policy Date each year the Policy remains in force. If the Policy Anniversary falls on a date other than a Valuation Date, the next following Valuation Date will be deemed the Policy Anniversary.

Policy Date - The date from which Policy Anniversaries and Policy Years are determined. Your Policy Date is shown under Policy Data.

Policy Month - The first Policy Month starts on the Policy Date. Subsequent Policy Months start on the Monthly Anniversary.

Policy Value - The Policy Value equals the Fixed Account Value plus the Variable Account Value.

Reallocation Date - The date 30 days after the Policy Date, or the next Valuation Date thereafter.

Terminate - This Policy is no longer in force. All insurance coverage under this Policy has stopped.

Valuation Date - Each day that the New York Stock Exchange is open for trading.

Valuation Period - The interval of time between a Valuation Date and the next Valuation Date. It is measured from the closing of the New York Stock Exchange.

Variable Account Value - The sum of the values of the Investment Divisions under this Policy.

We, Our, Us - United Investors Life Insurance Company.

Written Request - A request in writing signed by you.

You, Your - The Owner of this Policy. The Owner may be someone other than the Insured. The Owner is shown in the application unless the Owner has been changed as provided in this Policy.

--------------------------------------------------------------------------------
                                2.  POLICY DATA
--------------------------------------------------------------------------------

POLICY NUMBER: U0000001                       POLICY DATE:         JAN 01, 1997


INSURED:       JOHN DOE                       ISSUE AGE AND SEX:   35 MALE


OWNER:         JOHN DOE                       INITIAL FACE AMOUNT: $100,000


RISK CLASS:    STD. NONTOBACCO                MATURITY DATE:       JAN 01, 2062

--------------------------------------------------------------------------------
Due to the variable nature of this Flexible Premium Variable Life Policy, it is possible that this Policy will terminate before the Maturity Date (See Termination and Grace Period in Section 7).
--------------------------------------------------------------------------------

INITIAL PREMIUM:                       $100.00

MINIMUM MONTHLY PREMIUM:               $ 55.08

PLANNED PERIODIC PREMIUM:              $100.00  MODE:  MONTHLY BANK
                                                       DRAFT
--------------------------------------------------------------------------------

MINIMUM FACE AMOUNT:                   $50,000

MINIMUM FACE AMOUNT INCREASE:          $25,000

DEATH BENEFIT GUARANTEE PERIOD:        JAN 01, 1997 THROUGH JAN 01, 2027*

DEATH BENEFIT OPTION:                  B (FACE AMOUNT PLUS POLICY VALUE)

MINIMUM TRANSFER  AMOUNT:              $ 100

MINIMUM PARTIAL SURRENDER AMOUNT:      $ 100

--------------------------------------------------------------------------------

     *The Death Benefit guarantee will remain in effect as long as the sum of the premiums paid, minus any Partial Surrenders and any loan balance, equals or exceeds the required Minimum Monthly Premium multiplied by the number of months the Policy has been inforce (See Grace Period in Section 7).

--------------------------------------------------------------------------------
                           2. POLICY DATA (Continued)
--------------------------------------------------------------------------------

EXPENSE CHARGES AND FEES

ADMINISTRATIVE CHARGE:

      CURRENT:                $5.00 per month for the life of the Policy.

      MAXIMUM:                $7.50 per month for the life of the Policy.

MORTALITY AND EXPENSE
RISK CHARGE:

      CURRENT:                POLICY YEARS 1 - 10:
                              .002466% of average daily net assets of each Investment Division deducted daily (equivalent to .90% per year)

                              POLICY YEARS 11 & LATER:
                              .001918% of average daily net assets of each Investment Division deducted daily (equivalent to .70% per year)

      MAXIMUM:                ALL POLICY YEARS:
                              .002466% of average daily net assets of each Investment Division deducted daily (equivalent to .90% per year).


PREMIUM EXPENSE CHARGE:       3.5% subtracted from each premium payment for
                              premium and DAC taxes.

GUARANTEED DEATH              1 Cent per $1,000 of Total Face Amount payable
BENEFIT CHARGE:               monthly during the Death Benefit Guarantee
                              Period while Death Benefit guarantee remains in effect.



VL973A                           Page 3A

--------------------------------------------------------------------------------
                           2. POLICY DATA (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 FIXED ACCOUNT
--------------------------------------------------------------------------------

GUARANTEED INTEREST RATE:                 4.00% For all Policy
Years


--------------------------------------------------------------------------------
                              INVESTMENT DIVISIONS
--------------------------------------------------------------------------------
Each Mutual Fund Portfolio represents a separate Investment Division of the Variable Account. Assets of each Investment Division are invested in a corresponding Mutual Fund Portfolio.

--------------------------------------------------------------------------------
MUTUAL FUND:  TMK/United Funds, Inc.
--------------------------------------------------------------------------------
PORTFOLIOS:   Asset Strategy                       International
              Balanced                             Limited-Term Bond
              Bond                                 Money Market
              Growth                               Science & Technology
              High Income                          Small Cap
              Income

--------------------------------------------------------------------------------
                PREMIUM ALLOCATION SCHEDULE ON THE POLICY DATE
--------------------------------------------------------------------------------
      ACCOUNT                                     PERCENT OF PREMIUMS
      -------------------                         -------------------
      Fixed Account                                       0%
      Asset Strategy                                     10%
      Balanced                                           10%
      Bond                                               10%
      Growth                                             10%
      High Income                                        10%
      Income                                             10%
      International                                      10%
      Limited-Term Bond                                   5%
      Money Market                                        5%
      Science & Technology                               10%
      Small Cap                                          10%



                                    Page 3B

--------------------------------------------------------------------------------
                           2. POLICY DATA (CONTINUED)
--------------------------------------------------------------------------------

         TABLE OF SURRENDER CHARGES PER $1,000 OF INITIAL FACE AMOUNT
         ------------------------------------------------------------

             Policy       Charge at          Policy      Charge at
             Year        End of Year*         Year      End of Year*
                 1               7.00           9            4.45
                 2               7.00          10            3.82
                 3               7.00          11            3.18
                 4               7.00          12            2.55
                 5               7.00          13            1.91
                 6               6.36          14            1.27
                 7               5.73          15            0.64
                 8               5.09        16 & Later      0.00

*The Surrender Charge at the end of each Policy Year based on the Initial Face
 Amount is shown above. Between Policy Anniversaries the Surrender Charge will be an interpolation of the charge at the end of the current Policy Year and the charge at the end of the previous Policy Year.

--------------------------------------------------------------------------------

For any increase in Face Amount, a Surrender Charge based on the increase will be imposed in addition to the Surrender Charge stated above. We will provide you with a supplemental Policy Data Page which describes any additional Surrender Charges.

PARTIAL SURRENDER CHARGE:       Lesser of $25 or 2% of the Partial
                                Surrender Amount, plus a portion
                                of the Surrender Charge.

--------------------------------------------------------------------------------
                                  POLICY LOANS
--------------------------------------------------------------------------------

MAXIMUM LOAN VALUE:                                90% OF POLICY VALUE LESS
                                                   SURRENDER CHARGES

LOAN INTEREST RATE CHARGED:                                6.00%

MINIMUM INTEREST RATE CREDITED ON LOANED                   4.00%
AMOUNTS:

ADDITIONAL INTEREST RATE CURRENTLY                         2.00%
CREDITED ON PREFERRED LOAN AMOUNTS:

--------------------------------------------------------------------------------



                                    Page 3C

                    TABLE OF MAXIMUM COST OF INSURANCE RATES
                   MONTHLY COST OF INSURANCE RATES PER $1,000

--------------------------------------------------------------------------------
ATTAINED                    ATTAINED                     ATTAINED
AGE          RATE           AGE            RATE          AGE           RATE
--------------------------------------------------------------------------------
   0        0.21943          34         0.13760           67       2.29201
   1        0.08587          35         0.14428           68       2.52819
   2        0.08254          36         0.15179           69       2.79077
   3        0.08087          37         0.16181           70       3.08860
   4        0.07753          38         0.17266           71       3.42980
   5        0.07336          39         0.18435           72       3.82530
   6        0.06919          40         0.19855           73       4.27493
   7        0.06502          41         0.21358           74       4.77159
   8        0.06252          42         0.22946           75       5.30544
   9        0.06169          43         0.24700           76       5.87269
  10        0.06252          44         0.26622           77       6.46947
  11        0.06753          45         0.28796           78       7.09996
  12        0.07670          46         0.31137           79       7.78482
  13        0.08921          47         0.33646           80       8.54724
  14        0.10339          48         0.36406           81       9.40951
  15        0.11340          49         0.39419           82      10.39222
  16        0.12342          50         0.42851           83      11.49455
  17        0.13093          51         0.46787           84      12.69876
  18        0.13593          52         0.51311           85      13.98063
  19        0.13927          53         0.56509           86      15.32651
  20        0.14011          54         0.62296           87      16.71801
  21        0.13844          55         0.68759           88      18.15089
  22        0.13593          56         0.75815           89      19.64755
  23        0.13260          57         0.83297           90      21.23308
  24        0.12926          58         0.91627           91      22.94951
  25        0.12509          59         1.00976           92      24.87000
  26        0.12258          60         1.11430           93      27.20133
  27        0.12091          61         1.23080           94      30.42888
  28        0.12008          62         1.36520           95      35.49222
  29        0.12008          63         1.51760           96      44.51508
  30        0.12091          64         1.68724           97      62.83141
  31        0.12342          65         1.87335           98     107.67365
  32        0.12675          66         2.07519           99    1000.00000
  33        0.13176

--------------------------------------------------------------------------------

WE GUARANTEE THAT THE COST OF INSURANCE RATES WE CHARGE WILL NOT EXCEED THE ABOVE RATES, OR A MULTIPLE THEREOF FOR SUBSTANDARD RISK CLASS. THE MONTHLY COST OF INSURANCE CHARGE AND COST OF INSURANCE RATES ARE DESCRIBED IN SECTION 8 OF THE POLICY.



VL973D                            Page 3D

                            3. OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

OWNER - The Owner as of the Policy Date is shown in the Policy Data. The Owner may receive all benefits and exercise all rights granted by this Policy during the Insured's lifetime. If there is more than one Owner at a given time, all must exercise the rights of ownership by joint action.

BENEFICIARY - The Beneficiary of this Policy is as stated in the application, unless subsequently changed by the Owner. If no Beneficiary is living at the death of the Insured, the proceeds will be paid to you, if you are living, or to your estate.

CHANGE IN POLICY OWNER AND BENEFICIARY - Unless you provide otherwise in writing to us, you may change the Owner or Beneficiary during the lifetime of the Insured. Changes must be made by written request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing.

ASSIGNMENT - You may assign this Policy. However, no assignment will bind us until it is filed in writing at our Home Office. When it is filed, your rights and the rights of any Beneficiary will be subject to it. We will not be responsible for the validity of any assignment.

                            4. GENERAL PROVISIONS
--------------------------------------------------------------------------------

THE CONTRACT - This Policy, including the application, and any Riders, Amendments or Endorsements attached hereto, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement shall be used to void this Policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Home Office. We may require you to submit this Policy before we approve changes or pay benefits.

ERRORS IN AGE AND SEX - If the Insured's age or sex is misstated, the benefits under this Policy will be those which the last Monthly Cost of Insurance Charge would have provided at the correct age and sex.

SUICIDE EXCLUSION - If the Insured dies by suicide, while sane or insane, within two years from the Policy Date, our liability will be limited to the total premiums paid less any Partial Surrenders and any loan balances.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any Face Amount increase, the proceeds under this Policy shall be reduced by the excess, if any, of the Net Amount At Risk on the date of death over the corresponding amount in effect just prior to the date of increase, and increased by the total Monthly Cost of Insurance Charges deducted for this excess.

INCONTESTABILITY - This Policy will be incontestable after it has been in force during the lifetime of the Insured for two years from the Policy Date.

A new two year contestability period shall apply to each increase in insurance amount that requires evidence of good health beginning on the effective date of each increase, and will apply only to statements made in the application for the increase.

If this Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply from the date of the application for reinstatement and will apply only to statements made in the application for reinstatement.


VL974                               Page 4

--------------------------------------------------------------------------------

ANNUAL REPORT - We will send you a report within 30 days following your Policy Anniversary which shows the following information:

1.  the current Policy Value;

2.  any payments since the last report;

3.  all charges since the last report;

4.  any Partial Surrenders since the last report;

5.  any loan balance on this Policy;

6.  the current Cash Surrender Value;

7.  the Net Cash Surrender Value; and

8.  the current Death Benefit.

STATE LAWS - This Policy is governed by the law of the state in which it is delivered. The values and benefits of this Policy are at least equal to those required by such state.

MATURITY DATE - The Maturity Date of this Policy is shown in the Policy Data. This date is the Policy Anniversary on which the Insured attains age 100. If the Insured survives to Attained Age 100 and you ask us to continue this Policy, we will extend the Maturity Date if in doing so this Policy still qualifies as life insurance according to the Internal Revenue Service and your state. In order to continue this Policy beyond Attained Age 100, we may require that the Death Benefit not exceed the Policy Value.


                            5.  AMOUNT OF PROCEEDS
--------------------------------------------------------------------------------

The proceeds payable by this Policy are:

 . Upon the death of the Insured prior to the Maturity Date, the Death Benefit, less any loan balance and any overdue Monthly Deductions.

 . On the Maturity Date, unless the Maturity Date has been extended, the Policy
  Value less any loan balance.

 . On surrender of the Policy prior to the Maturity Date, the Net Cash Surrender
  Value.

The proceeds may be taken in a lump sum or applied under one of the Payment Options listed in the Payment of Proceeds Provision.


                               6. DEATH BENEFIT
--------------------------------------------------------------------------------

AMOUNT OF DEATH BENEFIT - The amount of the Death Benefit depends on the total Face Amount, the Policy Value on the date of the Insured's death, and the Death Benefit Option in effect at that time.

The Initial Face Amount and the Death Benefit Option are shown in the Policy Data. The Total Face Amount is the sum of all of the Face Amount portions. The Initial Face Amount and each Face Amount increase still in effect are Face Amount portions.

Option A - The amount of the Death Benefit under Option A is the greater of:

   a. the total Face Amount at the beginning of the Policy Month when the death occurs; or

   b. the Policy Value on the date of death multiplied by the applicable factor from the Table of Death Benefit Factors below.

Option B - The amount of the Death Benefit under Option B is the greater of:

   a. the total Face Amount at the beginning of the Policy Month when the death occurs plus the Policy Value on the date of death; or

   b. the Policy Value on the date of death multiplied by the applicable factor from the Table of Death Benefit Factors below.

--------------------------------------------------------------------------------

                         TABLE OF DEATH BENEFIT FACTORS
--------------------------------------------------------------------------------

    AGE        FACTOR       AGE      FACTOR      AGE     FACTOR
    -----------------       ---------------      --------------
    0-40         2.50        60        1.30       80       1.05
      41         2.43        61        1.28       81       1.05
      42         2.36        62        1.26       82       1.05
      43         2.29        63        1.24       83       1.05
      44         2.22        64        1.22       84       1.05

      45         2.15        65        1.20       85       1.05
      46         2.09        66        1.19       86       1.05
      47         2.03        67        1.18       87       1.05
      48         1.97        68        1.17       88       1.05
      49         1.91        69        1.16       89       1.05

      50         1.85        70        1.15       90       1.05
      51         1.78        71        1.13       91       1.04
      52         1.71        72        1.11       92       1.03
      53         1.64        73        1.09       93       1.02
      54         1.57        74        1.07       94       1.01

      55         1.50        75        1.05       95       1.00
      56         1.46        76        1.05       96       1.00
      57         1.42        77        1.05       97       1.00
      58         1.38        78        1.05       98       1.00
      59         1.34        79        1.05       99       1.00

This table is based on the Insured's age last birthday at the beginning of the policy year (attained age).

--------------------------------------------------------------------------------

CHANGE IN DEATH BENEFIT OPTION - The Owner may change the Death Benefit Option after this Policy has been in force for at least one year, subject to the following requirements:

1. the Owner must request the change in writing;

2. once the Death Benefit Option has been changed, it cannot be changed again for one year;

3. if Death Benefit Option A is changed to Option B, the Total Death Benefit will remain the same, the Face Amount will be decreased by an amount equal to the Policy Value on the date of the change;

4. if Death Benefit Option B is changed to Option A, the Total Death Benefit will remain the same, the Face Amount will be increased by an amount equal to the Policy Value on the date of the change. The Risk Class for the last Face Amount portion to go into effect which is still in force will apply to the Face Amount increase.

Any change in Death Benefit Option will take effect on the Monthly Anniversary on or following the date we approve the request for the change.



VL976                           Page 6

--------------------------------------------------------------------------------

CHANGE IN FACE AMOUNT - The Owner may change the Face Amount of this Policy on any Monthly Anniversary after the Policy has been in force at least one year, subject to the following requirements. Once the Face Amount has been changed, it cannot be changed again for the next twelve months.

Face Amount Increase - To increase the Face Amount the Owner must:

1. submit an application for the increase.

2. submit proof satisfactory to us that the Insured is an insurable risk; and

3. pay any additional premium which is required.

The Face Amount can not be increased after the Insured reaches age 75. Each Face Amount increase must be at least as large as the Minimum Face Amount Increase shown in the Policy Data. A Face Amount increase will take effect on the Monthly Anniversary on or following the day we approve the application for the increase.

The Risk Class that applies for any Face Amount increase may be different from the Risk Class that applies for the Initial Face Amount.

The following changes will be made to reflect the increase:

1. The Minimum Monthly Premium will be increased.

2. Additional Surrender Charges equal to the Face Amount increase (in $1,000's) multiplied by the Surrender Charge Factors shown in the Policy Data will apply for 15 years following the increase.

We will furnish a supplement to the Policy Data that shows:

1. the Risk Class and the amount of the increase; and

2. the values for the changes described above.


Face Amount Decrease - The Owner must request in writing any decrease in the Face Amount. The decrease will take effect on the later of:

1. the Monthly Anniversary on or following the day we receive the Owner's request for the decrease; or

2. the Monthly Anniversary one year after the last change in Face Amount was made.

A Face Amount decrease will be used to reduce any previous Face Amount increases which are then in effect starting with the latest increase and continuing in the reverse order in which the increases were made. If any portion of the decrease is left after all Face Amount increases have been reduced, it will be used to reduce the Initial Face Amount. We will not permit a Face Amount decrease that would reduce the Initial Face Amount below the Minimum Face Amount shown in the Policy Data.

The Minimum Monthly Premium will be reduced to reflect the Face Amount decrease. The new Minimum Monthly Premium will be shown on a supplement to the Policy Data.

We will deduct a charge from the Policy Value when the Face Amount is decreased. The maximum charge we will deduct each time the Face Amount is decreased is the lesser of:

1. the total of the current Surrender Charge for the amount of each Face Amount portion reduced; or

2. the Policy Value when the decrease is made.

The charge will be deducted for each Face Amount portion reduced, starting with the charge for the first Face Amount portion reduced, and continued in the same order in which the reductions are made until the charge is completely deducted.

Future Surrender Charges will be reduced proportionately for any charges deducted. After the Face Amount is decreased, the Surrender Charges for each Face Amount portion for which a charge is deducted will be equal to the Surrender Charges shown for that Face Amount portion in the Policy Data, or in the supplement to the Policy Data, multiplied by the ratio of:

1. the amount of the Surrender Charge in effect for the Face Amount portion at the time the charge is deducted minus the amount of the charge deducted for the Face Amount portion; divided by

2. the amount of the Surrender Charge in effect for the Face Amount portion at the time the charge is deducted.



VL976A                              Page 7

                             7. PREMIUM PROVISIONS
--------------------------------------------------------------------------------
PREMIUMS - Premiums are payable in advance at our Administrative Office or to an authorized agent.

ALLOCATION OF PREMIUMS - You may choose to allocate premiums to the Investment Divisions of the Variable Account, the Fixed Account, or a combination thereof. You may choose any whole percentage from 0% to 100%.

INITIAL PREMIUM - The Initial Premium is shown in the Policy Data. Between the date the Initial Premium was received and the Policy Date, we will credit interest on the Initial Premium as if it had been invested in the Money Market Investment Division.

On the Policy Date the portion of the initial Net Premium you allocate to the Investment Divisions of the Variable Account, plus any accrued interest on that amount, will be allocated to the Money Market Investment Division. On the Reallocation Date the value in the Money Market Investment Division will be allocated among the Investment Divisions according to the premium allocation percentages you specified in your application.

If Additional Premiums are received prior to the Reallocation Date, the additional Net Premium you allocate to the Investment Divisions of the Variable Account will also be allocated to the Money Market Investment Division until the Reallocation Date.

PLANNED PERIODIC PREMIUMS - Planned Periodic Premiums may be paid annually, semi-annually, quarterly or monthly by bank draft. The Planned Periodic Premium and the payment interval in effect on the Policy Date are shown in the Policy Data. The Owner may change the amount and frequency of premiums. We have the right to limit the amount of any increase. Each premium after the Initial Premium must be at least $25.00. We may increase this minimum limit 90 days after we send the Owner written notice of such increase.

ADDITIONAL PREMIUMS - Additional unscheduled premium payments can be made at any time while this Policy is in force. We reserve the right to refund or limit the number and amount of any premiums paid so this Policy will continue to be treated as a life insurance policy for federal income tax purposes. If premiums are limited by us, future premium payments may be required.

On the date we receive an Additional Premium or a Planned Periodic Premium, the Net Premium will be allocated according to the allocation percentage you specified in your application; or, if subsequently changed, according to your instructions currently in effect.

MINIMUM PAYMENTS TO AVOID POLICY TERMINATION - You may make additional premium payments to maintain the Policy in force to avoid Policy termination, as described in the Grace Period Provision. Such payments may not exceed the limit established by law to qualify your Policy as a contract of life insurance for federal tax purposes.

HOW LONG THE POLICY VALUE WILL CONTINUE YOUR INSURANCE - The Policy will continue in force each month as long as the Net Cash Surrender Value on the Monthly Anniversary at the beginning of that month is large enough to cover the Monthly Deductions made for that month. During the Death Benefit Guaranteed Period shown in the Policy Data, the Net Cash Surrender Value at the beginning of a Policy Month may not be large enough to continue this Policy in force for that month. This Policy will still continue in force for that month if the sum of premiums paid at the beginning of that month, minus any Partial Surrenders and any loan balance, are not less than accumulated Minimum Monthly Premiums as of that Monthly Anniversary as described in Grace Period.

TERMINATION - This Policy will terminate on the earliest of the following dates:

1.  the date you surrender the Policy;

2. the date the Policy terminates because any loan balance exceeds the Cash Surrender Value;

3.  the date of the Insured's death;

4.  the Maturity Date; or

5.  the end of the Grace Period.

Payment of the amount required, as described in the Grace Period Provision, will keep the Policy in force with respect to items 2 and 5 above.

--------------------------------------------------------------------------------
GRACE PERIOD - If: (1) the Policy loan balance exceeds the Policy Value less Surrender Charges; or (2) the Net Cash Surrender Value is less than the Monthly Deduction on a Monthly Anniversary, a Grace Period of 61 days will be allowed for the payment of additional premiums so the Monthly Deduction can be made. At least 30 days before this Policy ends without value we will mail to Your last known address a notice of the amount of premium needed. We will send a copy of the notice to the last known address of any assignee of record. That premium will be due on the Monthly Anniversary on which the Net Cash Surrender Value was first insufficient. If that premium is not paid within the Grace Period, this Policy will end without value.

During the Death Benefit Guarantee Period shown in the Policy Data, this Policy will not enter the Grace Period if the sum of the premiums paid less any loan balance and Partial Surrenders is at least:

   a.  the Minimum Monthly Premium shown in the Policy Data; times

   b.  the number of months the Policy has been in force.

If the Minimum Monthly Premium has changed since the Policy Date, the total premium amount required will be based on the different Minimum Monthly Premiums required and the number of months for which each applied. If the Death Benefit Guarantee ends due to insufficient premium payments, it may not be restored by payment of additional premiums.

The payment required will be sufficient to keep the Policy in force for three months irrespective of investment performance. The payment required will not exceed: (a) the amount by which the Policy loan balance exceeds the Policy Value less surrender charges; plus (b) any accrued and unpaid Monthly Deductions as of the date of notice; plus (c) an amount sufficient to cover the next two Monthly Deductions.

If such payment is not made by the end of the Grace Period, the Policy will terminate without value. If the Insured dies during the grace period, any loan balance or overdue monthly deductions will be deducted from the Death Benefit to determine the proceeds payable.

REINSTATEMENT - This Policy may be reinstated (coverage restored) any time within five years after it has terminated at the end of a grace period. To reinstate this Policy the Owner must:

1.  submit an application for reinstatement;

2.  provide evidence of insurability satisfactory to us;

3.  pay or agree to reinstatement of any loan balance; and

4.  pay the premium required to reinstate the Policy, as described below.

The premium required to reinstate the Policy equals the total of the following amounts:

1. the amounts that would have been required for this Policy to continue in force without entering a Grace Period for each month during the Grace Period at the end of which it terminated; and

2. the amount that will be required for this Policy to continue in force without entering a Grace Period for next three months after the Reinstatement Date. The Reinstatement Date will be the Monthly Anniversary on or following the day we approve the application for reinstatement. The Policy Value on the Reinstatement Date will be equal to the Policy Value on the Monthly Anniversary when the Grace Period ended. The Surrender Charge on the Reinstatement Date will be counted from the original Policy Date.


This Policy may not be reinstated after:

1.  it has been surrendered for its Net Cash Surrender Value; or

2.  the Insured's death; or

3.  the Maturity Date.

                         8.     CHARGES AND DEDUCTIONS
--------------------------------------------------------------------------------
MONTHLY DEDUCTION - At the beginning of each Policy Month we make a deduction from the Policy Value. The Monthly Deduction will be deducted from the Investment Divisions of the Variable Account and the Fixed Account in the same proportion that their values bear to the total Policy Value, excluding amounts transferred to the Fixed Account to secure Policy loans. The Monthly Deduction is equal to:

   a.  the Monthly Cost of Insurance Charge described below; plus

   b.  the Current Administrative Charge described in the Policy Data; plus

   c. the Guaranteed Death Benefit Charge, if any, described in the Policy Data; plus

   d.  the cost of any additional benefits added by Riders to the Policy.

MONTHLY COST OF INSURANCE CHARGE - The Monthly Cost of Insurance for a Policy Month is calculated as (a) multiplied by the result of (b) minus (c) where:

   a.  is the Cost of Insurance Rate divided by 1,000;

   b. is the Death Benefit at the beginning of the Policy Month divided by 1.0032737; and

   c. is the Policy Value at the beginning of the Policy Month before the Monthly Deduction.

If you have selected Death Benefit Option A and if there have been any increases in the Face Amount, the Policy Value will be considered a part of the Initial Face Amount. If the Policy Value exceeds the Initial Face Amount, the excess will be considered part of the increases in Face Amount in the order of the increases.

COST OF INSURANCE RATE - The Cost of Insurance Rate is the rate applied to the insurance under this Policy to determine the Monthly Deduction. It is based on the Attained Age, sex, total Face Amount and Risk Class of the insured. The Risk Class on the Policy Date will apply for the Face Amount at issue. For any subsequent Face Amount Increase, the Cost of Insurance Rate will be based on the Risk Class applicable to that increase.

Our current scale of cost of Insurance Rates is subject to change based on our expectations as to future experience. Any change will be on a uniform basis for all Policies issued to Insureds of the same age, sex, policy duration, and Risk Class. No change will occur as a result of change in the health, occupation, or avocations of the Insured. The rates will not exceed the Maximum Cost of Insurance Rates shown in the Policy Data which are the 1980 Commissioners Standard Ordinary Mortality Table, Male or Female, Smoker or Non-Smoker, Age Last Birthday, or a multiple thereof for substandard Risk Class.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the Investment Divisions of the Variable Account, computed on a daily basis starting on the Policy Date. This charge compensates us for the mortality and expense risks assumed by us under this Policy. The daily deduction rates are shown in the Policy Data.

OTHER CHARGES AND DEDUCTIONS - The following other deductions will be made as they occur. Deductions will be made from the Investment Divisions of the Variable Account and the Fixed Account in the same proportion that their values bear to the total unloaned Policy Value.

   a.  pro rata portion of Surrender Charge for Face Amount Decreases; and

   b.  amounts deducted for Partial Surrenders.


Premium Expense Charge - The Premium Expense Charge is deducted from each premium payment as it is received. The Premium Expense Charge percentage is shown in the Policy Data.

                               9.  POLICY VALUE
--------------------------------------------------------------------------------
The Policy Value is equal to the Fixed Account Value plus the Variable Account Value.

BASIS USED FOR POLICY VALUES - The methods and factors used to calculate your Policy Values and reserves are based on certain mortality tables and interest rates required by state law. We use the 1980 Commissioners Standard Ordinary Mortality Tables, Male or Female, Smoker or Non-Smoker, Age Last Birthday. All values are equal to or greater than those required by law. Where required, we have filed a statement with the insurance officials of the state where this Policy was delivered. The statement outlines the methods used to determine the Policy Values.


                              10.  FIXED ACCOUNT
--------------------------------------------------------------------------------
INTEREST RATES - The Guaranteed Interest Rate is shown in the Policy Data. This interest rate is the minimum effective annual rate at which interest will be credited to amounts allocated to the Fixed Account of your Policy.

The Company may credit interest to the Fixed Account of your Policy at a rate greater than the Guaranteed Interest Rate. Any interest credited to the Fixed Account of your Policy in excess of the Guaranteed Interest Rate will be determined at the sole discretion of the Company. The rate of interest credited may be different for unloaned values, Preferred Loan Values, and Non-Preferred Loan Values. (See the Policy Loans Provision.) At the end of each Policy Month we will credit interest on amounts in the Fixed Account as follows:

   a. on amounts that remain in the Fixed Account for the entire Policy Month from the beginning to the end of the month;

   b. on amounts allocated to the Fixed Account during the Policy Month that are Net Premium Payments or loan re-payments, from the date we receive them to the end of the Policy Month;

   c. on amounts transferred to the Fixed Account during the Policy Month, from the date of the transfer to the end of the Policy Month; and

   d. on amounts deducted or withdrawn from the Fixed Account during the Policy Month, from the beginning of the Policy Month to the date of the deduction or Surrender.

                           11.   FIXED ACCOUNT VALUE
--------------------------------------------------------------------------------
On the Policy Date, the value of the Fixed Account is equal to the initial Net Premium Payment allocated to the Fixed Account plus any accrued interest from the date of receipt of the payment to the Policy Date minus the portion of the first month's Monthly Deduction allocated to the Fixed Account.

On any Monthly Anniversary thereafter the Fixed Account is equal to:

   a.  the Fixed Account Value on the preceding Monthly Anniversary; plus

   b. the sum of all Net Premium Payments allocated to the Fixed Account since the previous Monthly Anniversary; plus

   c. the sum of all loan repayments allocated to the Fixed Account since the previous Monthly Anniversary; plus

   d. total interest credited to the Fixed Account since the previous Monthly Anniversary; plus

   e. the amount of any transfers from the Variable Account to the Fixed Account, including amounts transferred to secure Policy loans, since the previous Monthly Anniversary; minus

   f. the amount of any transfers from the Fixed Account to the Variable Account since the previous Monthly Anniversary; minus

   g. the portion of Partial Surrenders (including surrender charges) allocated to the Fixed Account since the previous Monthly Anniversary; minus

   h. the portion of the Monthly Deduction allocated to the Fixed Account since the previous Monthly Anniversary.


                          12. VARIABLE ACCOUNT VALUE
--------------------------------------------------------------------------------
The Variable Account Value is the sum of the values of the Investment Divisions under this Policy.

On the Policy Date, the value of the Investment Divisions is equal to the initial Net Premium Payment allocated to the Investment Divisions of the Variable Account plus any accrued interest from the date of receipt of the payment to the Policy Date minus the portion of the first month's Monthly Deduction allocated to the Investment Division.

On any Monthly Anniversary thereafter, the value of each Investment Division is equal to:

   a. the value of the Investment Division on the preceding Monthly Anniversary, multiplied by the appropriate Net Investment Factor (described in the Investment Divisions Provision) since the previous Monthly Anniversary; plus

   b. the sum of all Net Premium Payments allocated to the Investment Division since the previous Monthly Anniversary; plus

   c. the sum of all loan repayments allocated to the Investment Division since the previous Monthly Anniversary; plus

   d. the amount of any transfers from other Investment Divisions or from the Fixed Account to the Investment Division since the previous Monthly Anniversary; minus

   e. the amount of any transfers to other Investment Divisions or to the Fixed Account, including amounts transferred to secure a Policy loan, from the Investment Division since the previous Monthly Anniversary; minus

   f. the portion of any Partial Surrenders (including Surrender Charges) allocated to the Investment Division since the previous Monthly Anniversary; minus

   g. the portion of the Monthly Deduction allocated to the Investment Division since the previous Monthly Anniversary.

                           13.  INVESTMENT DIVISIONS
--------------------------------------------------------------------------------
THE INVESTMENT DIVISIONS - Each of the Investment Divisions is part of a variable account of ours. Those available as of the Policy Date are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the Investment Divisions. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENT OF THE INVESTMENT DIVISIONS - Premiums (excluding grace period premiums) and transfers will be allocated as you specify. All other additions to or deductions from the Investment Divisions will be allocated as specified under Charges and Deductions in Section 8 and Repayment in Section
17. Each Investment Division will buy or liquidate shares or units of the Investment Portfolio shown for that Investment Division under Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The Policy Value will change due to the investment results of the Investment Divisions. We use an index to measure these changes in investment results. The index is called a unit value. Each Investment Division has its own unit value.

For each Investment Division the unit value was initially set at $1.00. Thereafter, the unit value for a given Valuation Period is equal to the unit value for the prior Valuation Period multiplied by the new investment factor for the given Valuation Period.

At the end of any Valuation Period the value of an Investment Division is equal to the number of units multiplied by the unit value.

NET INVESTMENT FACTOR/HOW IT IS DETERMINED - The Net Investment Factor is an index applied to measure the investment performance of an Investment Division from one Valuation Period to the next. The Net Investment Factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The Net Investment Factor of an Investment Division for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.  is the result of:

    a. the net asset value per share of the Portfolio shares held in the Investment Division determined at the end of the current Valuation Period; plus

    b. the per share amount of any dividend or capital gain distributions on the Portfolio shares held in the Investment Division, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

    c. a charge or credit for any taxes reserved for the current Valuation Period which we determine to have resulted from the investment operations of the Investment Division;

2.  is the result of:

    a. the net asset value per share of the Portfolio shares held in the Investment Division, determined at the end of the last prior Valuation Period; plus or minus

    b. the charge or credit for any taxes reserved for the last prior Valuation Period; and

3. is a deduction for the current Mortality and Expense Risk Charge shown in the Policy Data.

--------------------------------------------------------------------------------
CHANGES IN THE INVESTMENT DIVISIONS - This would happen if laws or regulations changed, we added Investment Divisions, the mutual fund became unavailable or, in our judgement, the mutual fund was no longer suitable for investment. If any of these situations occurred, we would have the right to add or substitute Investment Divisions other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this Policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. The variable account may be operated as a management company under the investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the Policy Owners.

2. The variable account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The variable account may be combined with other separate investment accounts.

4. The provisions of this and other Policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in the variable account and take other actions as may be necessary to effect such a change.


                                 14. TRANSFERS
--------------------------------------------------------------------------------
TRANSFERS - By written request or other request acceptable to us, you may transfer all or a part of the values held in the variable Investment Division to one or more variable Investment Divisions or to the Fixed Account up to twelve times in a Policy Year.

You may transfer all or a part of the values held in the Fixed Account to one or more of the Investment Divisions of the Variable Account once per Policy Year. However, if a transfer is made from the Fixed Account to a variable Investment Division, no transfer from the variable Investment Division to the Fixed Account may be made for six months from the transfer date.

The amount transferred from the Fixed Account to a variable Investment Division may not exceed the greater of: (a) 25% of the prior Policy Anniversary's unloaned Fixed Account Value; or (b) the amount of the prior Policy Year's transfer.

The value remaining in the variable Investment Division or the Fixed Account after a transfer must not be less than $100. If the value remaining would be less than $100, we will treat the transfer request as a request for a transfer of the total value.

We may further suspend or modify this transfer privilege at any time with the necessary approval of the Securities and Exchange Commission.

                           15. CASH SURRENDER VALUE
--------------------------------------------------------------------------------
CASH SURRENDER VALUE - The Cash Surrender Value of this Policy equals the Policy Value minus the Surrender Charge. The Surrender Charges for each Policy Year based on the Initial Face Amount are shown in the Policy Data.

When this Policy terminates, the Policy Value may be less than the Surrender Charge. If so, the Owner will not have to pay the difference to us. If this Policy is reinstated, the Surrender Charge will also be reinstated as described in the Reinstatement Provision.

NET CASH SURRENDER VALUE - The Net Cash Surrender Value of this Policy is equal to the Cash Surrender Value less any loan balance on this Policy. You may surrender this Policy for its Net Cash Surrender Value at any time. Upon surrender this Policy will terminate.

                            16. PARTIAL SURRENDERS
--------------------------------------------------------------------------------
You may make a Partial Surrender from the Net Cash Surrender Value at any time during the Insured's life and before the Policy has terminated. The Minimum Partial Surrender Amount is shown in the Policy Data. The Partial Surrender Amount may not exceed the Net Cash Surrender Value, less $300.

A Partial Surrender will be made from the Investment Divisions of the Variable Account and from the unloaned value in the Fixed Account in the same proportion that their values bear to the total unloaned Policy Value, unless you instruct us otherwise.

We will make a Surrender Charge when a Partial Surrender is made. The maximum Surrender Charge we will make is the lesser of $25 or 2% of the Partial Surrender Amount plus a portion of the Surrender Charge equal to:

   (a) the percentage of the Net Cash Surrender Value being withdrawn; multiplied by

   (b) the Surrender Charge then in effect.

The Face Amount will be reduced if Death Benefit Option A is in effect when a Partial Surrender is made. Such a reduction will be equal to the amount of the Partial Surrender.

Any Face Amount reduction will be used first to reduce any Face Amount increases then in effect starting with the latest increase and continuing in the reverse order in which the increases were made. If any of the reduction is left after all Face Amount increases have been reduced, it will be used to reduce the Initial Face Amount.

We will not permit a Partial Surrender that would reduce the Face Amount below the Minimum Face Amount shown in the Policy Data.
We may limit the number of Partial Surrenders in a Policy Year; but this limit will not be less than one.

                               17.  POLICY LOANS
--------------------------------------------------------------------------------
HOW LOANS MAY BE MADE - The loan value of this Policy is the only security required for the loan. Nothing else is needed. Just send us a written request.

The amount of your loan and any loan interest will be transferred from the Investment Divisions of the Variable Account to the Fixed Account. We will allocate the amount transferred in the proportion that the value of each Investment Division bears to the Variable Account Value unless you specify the Investment Division from which the loan is to be made. Your Policy loan may be divided into two parts, the Preferred Loan Amount, and the Non-Preferred Loan Amount. The Preferred Loan Amount is equal to the amount of the loan that does not exceed the Policy Value minus the total premiums paid, excluding any grace period premiums. The Non-Preferred Loan Amount is equal to any portion of the loan which exceeds the Preferred Loan Amount.

The Minimum Interest Rate Credited On Loaned Amounts is shown in the Policy Data. This rate is the minimum effective annual rate at which interest will be credited to loaned amounts. We may also credit additional interest on the Preferred Loan Amount. The Additional Interest Rate we are currently crediting on Preferred Loan Amounts is shown in the Policy Data. We will send you a new Policy Data Page whenever this Additional Interest Rate changes.

LOAN INTEREST CHARGED - The Loan Interest Rate Charged is shown in the Policy Data. We calculate the Policy Value as of the date of the loan. Interest to pay for the loan until the next Policy Anniversary will be included in determining the maximum loan value.

Interest is charged daily, and payable at the end of the Policy Year. If interest is not paid when it is due, it will be added to your loan balance and charged interest at the Loan Interest Rate Charged shown in the Policy Data.

AMOUNT OF LOAN AVAILABLE - You may borrow up to 90% of the Policy Value less Surrender Charges. A loan must be for at least $200.

LIMIT ON POLICY LOANS - This Policy will terminate without value, as described in the Grace Period Provision, if the total loan balance is greater than the Policy Value less Surrender Charges.

REPAYMENT - All or part of a loan may be repaid at any time while the insured is alive and this Policy is in force. Repayment must be in amount of at least $200 or the outstanding loan balance if less. Repayments will be allocated to the Fixed Account and the Investment Divisions of the Variable Account based on the premium allocation instructions then in effect, unless you specify otherwise.

                      18. DELAY OR SUSPENSION OF PAYMENTS
--------------------------------------------------------------------------------
We will normally pay any Partial Surrender amount, loan amount, or the Net Cash Surrender Value within 7 days after we receive your written request in our Home Office. The Company may defer payment of any amounts from the Fixed Account, except for a loan used to pay a premium to us, for up to six months from the date of receipt of your written request to surrender. If the Company defers payment for more than 30 days, the Company will pay interest on the amount deferred. Interest will be paid at a rate not less than the Guaranteed Interest Rate shown in the Policy Data. We may also defer payment of any amounts derived from premiums paid by check until such time as the check has cleared.

We have the right, to suspend or delay the date of any payment of any amounts from any Investment Division of the Variable Account for any period:

   1.  When the New York Stock Exchange is closed.

   2.  When trading on the New York Stock Exchange is restricted.

   3.  When an emergency exists, and as a result:

       a. disposal of securities held in the Investment Divisions is not reasonably practicable; or

       b. it is not reasonably practicable to fairly determine the value of the Investment Divisions; or

   4. During any other period when the Securities and Exchange Commission by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.

                        19.  AUTOMATIC PAID-UP BENEFIT
--------------------------------------------------------------------------------
If premium payments cease, insurance under this Policy and any benefits provided by a Rider attached to this Policy will continue as provided in the Grace Period Provision in Section 7. This Policy will not continue beyond the Maturity Date. Any Riders attached to this Policy will not continue beyond the termination date described in the Rider.


                          20.  POLICY EXCHANGE OPTION
--------------------------------------------------------------------------------
For two years after the Policy is issued, you can exchange it for one that provides benefits that do not vary with the investment return of the Investment Divisions of the Variable Account. Since the Policy itself offers a fixed return option, all you need to do is transfer all of the Policy Value in the Investment Divisions of the Variable Account to the Fixed Account. Any restrictions on transfers to the Fixed Account will be waived. We will automatically credit all future premium payments to the Fixed Account unless you request a different allocation. There will be no effect on the Policy's Death Benefit, Face Amount, Net Amount at Risk, Risk Class, or Issue Age. Only the method of funding the Policy Value will be affected.

                            21. PAYMENT OF PROCEEDS
--------------------------------------------------------------------------------
PAYMENT - Any amount payable at the death of the Insured will be paid in one sum, unless you provide otherwise. All or part of this sum may be applied under any Payment Option, subject to the following conditions:

   1. No option may be selected unless the proceeds are payable to a natural person in that person's own right.

   2.  Payment may not be less than $25.00 each or less than $120.00 in a year.

   3. If you have not elected an option when a Beneficiary becomes entitled to proceeds, the Beneficiary may elect the option.

   4.  The election must be filed with us in writing.

   5. We may require exchange of this Policy for a contract covering the election.

CLAIMS OF CREDITORS - So far as permitted by law, the proceeds will not be subject to any claims of the Beneficiary's creditors.

PAYMENT OPTIONS -

Option 1 - Fixed Amount - Payment of a fixed amount, but not less than 7% of the proceeds each year, until the proceeds are fully paid.

Option 2 - Fixed Period - Payment for a fixed period, not exceeding 30 years. The payment amount for each $1,000 of Proceeds applied under Option 2 will be based on our Payment Rates in effect on the settlement date. These rates are guaranteed not to be less than the Guaranteed Minimum Monthly Payment For Each $1,000 Proceeds Applied Under Option 2 shown in the tables on page 19.

Option 3 - Life Income - Payment for a fixed period and life thereafter. No payment will become due after death, except payment for any remaining fixed period. The payment amount for each $1,000 of Proceeds applied under Option 3 will be based on our Payment Rates in effect on the settlement date. These rates are guaranteed not to be less than the Guaranteed Minimum Monthly Life Income Payment For Each $1,000 Proceeds Applied Under Option 3 shown in the tables on page 19. These payments are based on the 1983 Individual Annuity Mortality Table with interest at 3%.

Option 4 - Proceeds Left at Interest - Payment of interest on proceeds left with us for any period agreed upon. The interest may be paid at selected intervals or allowed to accumulate.

Other Payment Options - The proceeds may be paid in any other manner to which we agree in writing.

More Favorable Payment Options - When proceeds become payable, we may be offering payment contracts with higher guaranteed minimum payments. If so, these more favorable contracts will be available subject to any conditions in effect at that time.

INTEREST RATE - The interest rate on funds held under all options will be at least 3% compounded annually.

WITHDRAWAL AND CHANGES - Except as to Option 3, if the payee selected the option, this payee with our consent may modify the terms of the option or select another option at any time.

DEATH OF PAYEE - If the payee dies, the value of any remaining guaranteed payments will be paid to the payee's estate, unless otherwise provided in the election of the option. The value will be based on the guaranteed interest rate for the Payment Option Selected.


                      GUARANTEED MINIMUM MONTHLY PAYMENT
                FOR EACH $1,000 PROCEEDS APPLIED UNDER OPTION 2

YRS.  PAYMENT   YRS.  PAYMENT   YRS.  PAYMENT   YRS.  PAYMENT   YRS.  PAYMENT   YRS.  PAYMENT
---------------------------------------------------------------------------------------------
1       84.47     6     15.14     11     8.86    16      6.53    21      5.32    26      4.59
2       42.86     7     13.16     12     8.24    17      6.23    22      5.15    27      4.47
3       28.99     8     11.68     13     7.71    18      5.96    23      4.99    28      4.37
4       22.06     9     10.53     14     7.26    19      5.73    24      4.84    29      4.27
5       17.91    10      9.61     15     6.87    20      5.51    25      4.71    30      4.18
---------------------------------------------------------------------------------------------

To obtain the minimum payments for other intervals, multiply the monthly payment by 11.839 for annual, by 5.963 for semi-annual or by 2.993 for quarterly payments.
================================================================================

                GUARANTEED MINIMUM MONTHLY LIFE INCOME PAYMENT
                FOR EACH $1,000 PROCEEDS APPLIED UNDER OPTION 3
--------------------------------------------------------------------------------


        GUARANTEED PERIOD                  GUARANTEED PERIOD
        -----------------                  -----------------
MALE      10        15        20         FEMALE    10        15          20
AGE      YEARS     YEARS     YEARS        AGE     YEARS     YEARS       YEARS
20       3.03      3.03      3.03         20      2.93      2.93        2.93
25       3.14      3.14      3.13         25      3.02      3.02        3.01
30       3.27      3.27      3.26         30      3.12      3.12        3.12
35       3.44      3.43      3.41         35      3.26      3.25        3.24
40       3.64      3.63      3.60         40      3.42      3.41        3.40
45       3.90      3.87      3.82         45      3.63      3.61        3.59
50       4.22      4.17      4.08         50      3.89      3.86        3.82
55       4.62      4.53      4.39         55      4.22      4.18        4.11
60       5.14      4.96      4.71         60      4.66      4.57        4.44
61       5.26      5.06      4.78         61      4.76      4.66        4.51
62       5.39      5.16      4.84         62      4.86      4.75        4.58
63       5.52      5.26      4.90         63      4.98      4.85        4.65
64       5.66      5.36      4.96         64      5.10      4.95        4.72
65       5.81      5.46      5.02         65      5.22      5.05        4.79
66       5.96      5.56      5.08         66      5.36      5.16        4.86
67       6.11      5.66      5.13         67      5.50      5.26        4.93
68       6.28      5.76      5.18         68      5.65      5.37        5.00
69       6.44      5.86      5.23         69      5.80      5.49        5.06
70       6.61      5.96      5.27         70      5.96      5.60        5.12
71       6.78      6.05      5.31         71      6.14      5.71        5.18
72       6.96      6.14      5.34         72      6.31      5.83        5.23
73       7.14      6.23      5.37         73      6.50      5.94        5.28
74       7.32      6.31      5.40         74      6.69      6.04        5.32
75       7.49      6.38      5.42         75      6.89      6.14        5.35
76       7.67      6.45      5.44         76      7.09      6.24        5.39
77       7.84      6.51      5.45         77      7.29      6.33        5.41
78       8.01      6.57      5.47         78      7.49      6.41        5.43
79       8.17      6.62      5.48         79      7.69      6.48        5.45
80       8.33      6.66      5.49         80      7.89      6.55        5.47
81       8.48      6.70      5.49         81      8.08      6.61        5.48
82       8.61      6.73      5.50         82      8.26      6.66        5.49
83       8.74      6.76      5.50         83      8.43      6.70        5.49
84       8.86      6.79      5.51         84      8.59      6.74        5.50
85       8.97      6.81      5.51         85      8.74      6.77        5.50
-------------------------------------------------------------------------------

              Rates for other ages will be furnished upon request

--------------------------------------------------------------------------------

                    UNITED INVESTORS LIFE INSURANCE COMPANY


                             ADMINISTRATIVE OFFICE
                          2323 Bryan St. - Suite 1100
           P. O. Box 219065 . Dallas, TX  75221-9065 . 800-453-1271

                                  HOME OFFICE
                              Birmingham, Alabama



--------------------------------------------------------------------------------

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                           Adjustable Death Benefit
       Death Benefit payable at Insured's death prior to Maturity Date.
    Premium payments are flexible, subject to the limits described herein.
        Policy Value, less indebtedness, payable on the Maturity Date.
          This Policy is Nonparticipating. Dividends are not payable.
--------------------------------------------------------------------------------